Exhibit 99.2

Erie Indemnity Company
Statements of Operations
(dollars in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
	(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services, net	$429,698	$424,534	$1,841,794	$1,810,457
Management fee revenue - administrative services, net	14,969	14,628	59,463	57,204
Administrative services reimbursement revenue	158,206	150,705	609,435	582,010
Service agreement revenue	6,379	6,873	25,797	27,627
Total operating revenue	609,252	596,740	2,536,489	2,477,298

Operating expenses
Cost of operations - policy issuance and renewal services	385,994	377,335	1,588,897	1,537,949
Cost of operations - administrative services	158,206	150,705	609,435	582,010
Total operating expenses	544,200	528,040	2,198,332	2,119,959
Operating income	65,052	68,700	338,157	357,339

Investment income
Net investment income	9,400	6,314	29,753	34,059
Net realized investment gains	4,757	602	6,392	6,103
Net impairment losses recognized in earnings	(86)	(2)	(3,278)	(195)
Total investment income	14,071	6,914	32,867	39,967

Interest expense, net	723	24	731	856
Other (expense) income	(190)	60	(1,778)	255
Income before income taxes	78,210	75,650	368,515	396,705
Income tax expense	15,425	16,063	75,211	79,884
Net income	$62,785	$59,587	$293,304	$316,821

Earnings Per Share
Net income per share
Class A common stock – basic	$1.35	$1.28	$6.30	$6.80
Class A common stock – diluted	$1.20	$1.14	$5.61	$6.06
Class B common stock – basic and diluted	$202	$192	$945	$1,020

Weighted average shares outstanding – Basic
Class A common stock	49,189,001	46,189,033	46,188,659	46,188,836
Class B common stock	2,542	2,542	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,315,670	52,327,607	52,313,360	52,319,860
Class B common stock	2,542	2,542	2,542	2,542

Dividends declared per share
Class A common stock	$3.035	$0.965	$5.930	$3.665
Class B common stock	$455.25	$144.75	$889.50	$549.75

Erie Indemnity Company
Statements of Financial Position
(in thousands)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$161,240	$336,739
Available-for-sale securities	17,697	32,810
Equity securities	19	2,381
Receivables from Erie Insurance Exchange and affiliates, net	494,637	468,636
Prepaid expenses and other current assets	49,897	44,943
Federal income taxes recoverable	2,664	462
Accrued investment income	6,146	5,433
Total current assets	732,300	891,404

Available-for-sale securities, net	910,539	697,891
Equity securities	94,071	64,752
Fixed assets, net	265,341	221,379
Agent loans, net	62,449	60,978
Deferred income taxes, net	12,341	17,186
Other assets	40,081	62,650
Total assets	$2,117,122	$2,016,240

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$262,338	$262,963
Agent bonuses	110,158	96,053
Accounts payable and accrued liabilities	150,706	134,957
Dividends payable	48,200	44,940
Contract liability	36,917	35,938
Deferred executive compensation	17,319	10,882
Current portion of long-term borrowings	2,031	1,979
Total current liabilities	627,669	587,712

Defined benefit pension plan	164,346	145,659
Long-term borrowings	93,833	95,842
Contract liability	18,878	18,435
Deferred executive compensation	14,904	13,734
Other long-term liabilities	9,444	21,605
Total liabilities	929,074	882,987

Shareholders' equity	1,188,048	1,133,253
Total liabilities and shareholders' equity	$2,117,122	$2,016,240

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